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                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-23263

                           NOTIFICATION OF LATE FILING

   (Check One):|_|Form 10-K |_|Form 20-F |_|Form 11-K |X|Form 10-Q |_|Form N-SAR


For Period Ended:          MARCH 31, 1999


  |_|Transition Report on Form 10-K          |_|Transition Report on Form 10-Q
  |_|Transition Report on Form 20-F          |_|Transition Report on Form N-SAR
  |_|Transition Report on Form 11-K

         For the Transition Period Ended:
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         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
         TYPE.
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------------

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                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant  EXCEL SWITCHING CORPORATION
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Former Name if Applicable
                                   EXCEL INC.
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Address of principal executive office (STREET AND NUMBER)

255 INDEPENDENCE DRIVE
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City, state and zip code    HYANNIS, MASSACHUSETTS  02601
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                                     PART II
                             RULE 12b-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


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          (a)       The reasons described in reasonable detail in Part III of
                    this form could not be eliminated without unreasonable
                    effort or expense;
/X/       (b)       The subject annual report, semi-annual report, transition
                    report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c)       The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Excel Switching Corporation (the "Registrant") is unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 within 45 days after the end of such period without unreasonable effort or expense because of delays associated with the diversion of management and accounting resources in connection with the Registrant's recent acquisition of RAScom, Inc.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

                JOHN HESSION         (617)                  248-7000
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                       (Name)           (Area Code)           (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             |X|Yes |_|No
         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              |_|Yes |X| No
         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           EXCEL SWITCHING CORPORATION
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   5/18/99                    By       /S/ CHRISTOPHER STAVROS
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                                           Vice President and General Counsel